UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2025

Allegro MicroSystems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39675	46-2405937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

955 Perimeter Road Manchester, New Hampshire 03103 (Address of Principal Executive Offices) (Zip Code) (603) 626-2300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2025, the Board of Directors of Allegro MicroSystems, Inc. (the “Company”) appointed Michael C. Doogue as President and Chief Executive Officer and elected Mr. Doogue as a director of the Company, effective immediately.

Michael C. Doogue, age 49, has served as the Company’s Executive Vice President and its first Chief Technology Officer (CTO) since September 2022, leading technology development and worldwide operations, which includes manufacturing, procurement, and quality. Mr. Doogue also previously served as the Company’s Senior Vice President of Technology and Products, which included direct oversight of each of the Company’s business units.

In connection with the promotion, on February 23, 2025, the Company entered into an employment agreement with Mr. Doogue (the “Employment Agreement”). Pursuant to the Employment Agreement, effective as of February 23, 2025, Mr. Doogue will receive an annual base salary of $700,000 and an annual target bonus of 125% of base salary. Mr. Doogue is also eligible for consideration to receive an equity award at the next annual grant cycle in 2025 with a target grant date fair value of $6,000,000.

Pursuant to the Employment Agreement, if Mr. Doogue is terminated without cause or resigns for “good reason,” he will be eligible to receive the following severance payments and benefits: (i) severance payments equal to two times the sum of his then annual base salary and annual target bonus, (ii) a pro-rated annual target bonus for the year in which the termination occurs, (iii) subsidized healthcare coverage for up to 18 months following the date of termination, and (iv) partial acceleration of equity awards as set forth in the Employment Agreement. In the event that Mr. Doogue is terminated without “cause” or resigns for “good reason” within 24 months following the consummation of a change in control, he will be eligible to receive the foregoing severance benefits except that the subsidized healthcare coverage will be up to 24 months following the date of termination, and all of his then outstanding equity awards will accelerate in full.

There are no arrangements or understandings between Mr. Doogue and any other person pursuant to which he was selected as an officer or elected a director. Neither Mr. Doogue nor any of his immediate family has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Mr. Doogue succeeds Vineet Nargolwala, who is stepping down as President and Chief Executive Officer and as a member of the Board. On February 23, 2025, the Company entered into a Separation Agreement and General Release of Claims (the “Separation Agreement”) with Mr. Nargolwala, effective as of February 23, 2025. Pursuant to the Separation Agreement, Mr. Nargolwala will receive severance payments and benefits as provided under Section 4.2 of his Employment Agreement, dated as of May 2, 2022, as previously filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 9, 2022, and as amended on October 31, 2024, as previously filed with the Commission as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q on November 1, 2024.

The foregoing benefits were provided in consideration for Mr. Nargolwala’s execution and non-revocation of a general release of claims in favor of the Company included in the Separation Agreement and his continued compliance with applicable restrictive covenants.

The foregoing is a summary description of certain terms of the Employment Agreement and the Separation Agreement. It is qualified in its entirety by the full text of the Employment Agreement and the Separation Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, dated as of February 23, 2025, by and between Allegro MicroSystems, Inc. and Michael C. Doogue.
10.2	Separation Agreement and General Release of Claims, dated as of February 23, 2025, by and between Allegro MicroSystems, Inc. and Vineet Nargolwala.
99.1	Press Release of Allegro MicroSystems, Inc., dated February 23, 2025.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2025

ALLEGRO MICROSYSTEMS, INC.

By:	/s/ Sharon S. Briansky
Sharon S. Briansky
Senior Vice President, General Counsel and Secretary